Exhibit 10.i

November 11, 1996


BUSINESS RESTRICTED
PERSONAL AND CONFIDENTIAL

Mr. John L. Jones
10632 Mt. Curve Road
Eden Prairie, MN  55347

RE:  Employment and Separation Agreement

Dear Jack:

This letter when signed by you will void and supersede any prior agreements between you and Jostens, Inc. ("Jostens") relating to your employment and possible separation from "Jostens" and it will confirm the mutual arrangements we have made for your continued employment and your planned separation from Jostens.

The terms of the Agreement are as follows:

1. You will continue in an employment consulting capacity to Jostens through December 31, 1996. During that period of time you will assist as requested by me in the transition of Jostens Human Resources responsibilities and International business responsibilities to those individuals responsible for assuming those duties. For the period up through December 31, 1996 you will continue to receive all the benefits and perquisites that you are currently receiving on the same basis and terms. At all times during this consulting period with Jostens you, of course, will support, follow and implement the directions and strategies requested by me as the Chief Executive Officer of Jostens.

2. You agree to terminate your active employment consulting duties with Jostens as of December 31, 1996 ("Discontinuance of Active Employment Date").

3. Effective as of your Discontinuance of Active Employment Date, the terms set out below will govern the separation arrangement between you and Jostens.

     1. You will receive a special mission bonus based on the successful execution of the joint venture arrangements in Chile and Colombia by no later than December 31, 1996. This bonus will be equal to two (2) months of your current base salary and will be paid to you in January, 1997. You are not eligible to participate in any management bonus program relating to the six month stub period ending December 31, 1996.

     2. Commencing as of January 1, 1997 you will receive the equivalent of twelve (12) months of your then current base salary payable over a period of the next twelve (12) months ("Salary Continuation Period").

     3. Payment for four (4) weeks' of unused vacation will be paid to you in a lump sum within thirty (30) days of the Discontinuance of Active Employment Date. No vacation will be accrued during the Salary Continuation Period.

     4. All of your current employee benefits and executive perquisites will continue in the same manner as that of a full-time, active senior executive of Jostens through your Salary Continuation Period, with the exception of your short and long-term disability and travel insurance, which will no longer be effective as of your Discontinuance of Active Employment Date.

         Through your Salary Continuation Period, you will continue to receive the following employee benefits and receive years of service credit as if you were still a full-time active employee of Jostens: health and dental coverage, life insurance, continued eligibility and participation in the Jostens 401(k) Retirement Savings Plan, Jostens Pension Plan "D" and supplemental pension program on the same terms and conditions as apply to other executive officers of Jostens.

     5. For purposes of Jostens providing life, health and dental coverages, Jostens will consider your separation date from Jostens to be effective as of the last day of your Salary Continuation Period and your annual base salary to be the annual rate as of December 31, 1996. You will be eligible for normal COBRA benefits after December 31, 1997. In addition, pursuant to the terms of the Jostens 401(k) Retirement Savings Plan, you will continue to receive Jostens company matching contributions under the Plan for all contributions made through December 31, 1997.

     6. Jostens will continue to provide you with a monthly vehicle allowance through the last day of your Salary Continuation Period on the same basis that you currently receive it.

     7. To assist you in obtaining possible alternative employment, Jostens will reimburse you for up to $25,000 for employment assistance costs and services which you actually incur prior to December 31, 1998. This payment will be provided to you to cover re-employment assistance, outplacement services, search firms, employment agencies or firms, personal travel expenses and other costs you may incur as part of your efforts to seek other employment.

     8. You will be eligible to continue your club dues, financial planning, executive medical reimbursement and executive physical benefits on the same basis as they have been provided to you in the past through the conclusion of your Salary Continuation Period.

     9. If you sell your current home and relocate outside of the eligible relocation area prior to December 31, 1998 Jostens will reimburse you for up to a six percent (6%) of any realtor's fee you actually incur associated with the sale of your current home, and for up to $50,000 in actual costs you incur for the moving of your personal household goods to a new location outside of the eligible relocation area.

    10. As of the Discontinuance of Active Employment Date you will no longer be considered an insider of Jostens for federal securities rules reporting purposes. Please note that the same reporting requirements you have been obligated to follow in the past will continue to apply for a period of six (6) months after the Discontinuance of Active Employment Date.

    11. For purposes of vesting and the exercise of any stock option grants and restricted shares that you have been awarded in Jostens stock, you will be considered a full-time active employee of Jostens through the last day of your Salary Continuation Period, which date for purposes of these stock awards will be considered your effective retirement date from Jostens.

    12. In consideration for what Jostens has agreed to provide you as identified above, you agree:

         1. That from the date of this Agreement through the Salary Continuation Period, you will support and endorse the strategies, directions and goals of Jostens.

         2. That you will not, during or subsequent to your employment with Jostens, divulge, furnish, or make accessible to anyone any confidential proprietary information of Jostens or any of its subsidiary or affiliated companies.

         3. That, during the period up to and including December 31, 1998, you will not solicit or entice current Jostens employees or sales representatives to accept employment with you or any new employer with whom you may become associated.

         4. Unless specifically approved in writing by the General Counsel of Jostens, you will not on or before December 31, 1998 serve as a director, officer, employee, consultant, partner, representative, agent, advisor or independent contractor of any company or establish your own business which is in direct or indirect competition with any of Jostens' current or currently planned business activities.

         5. Should you breach any terms of this paragraph, Jostens will be entitled, in addition to any other legal rights it may have, to terminate any unpaid monies that may be due you under this Agreement and shall have the right to recover that portion of any payments made to you under the terms of this Agreement. In addition, you will forfeit any shares of restricted stock which have not fully vested. In the event of a breach by either party, the prevailing party in any subsequent litigation or arbitration shall be entitled to recover their reasonable attorney's fees.

         6. To return all company property not otherwise provided for herein, including keys and credit cards on or before December 31, 1996. You will be allowed the continued use of your cellular phone and personal computer, which should be returned to the company at the end of the Salary Continuation Period.

         4. Jostens, its officers, directors, agents, employees, and subsidiary companies, on one hand, and you, on the other hand, agree to release and forever discharge each other from and to waive all causes of action, damages, liability and claims of whatever nature relating to or arising out of your employment with Jostens and the cessation of that employment including, but not limited to, claims under federal, state, or local discrimination laws, and the Age Discrimination and Employment Act, provided however, that nothing herein shall release or discharge Jostens or you from obligations under this Agreement or which arise after the date you sign this Agreement. Also, nothing herein shall limit or restrict your right to indemnification, which right shall continue through the Salary Continuation Period on the same basis as it is offered to all other executive offices.

Page 5
         5. At Jostens' request, you will continue to fully cooperate with Jostens in any current and future claims or lawsuits involving Jostens where you have knowledge of the underlying facts. In addition, you will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against Jostens; provided, however, that nothing in this Agreement will be construed to prevent you from testifying at an administrative hearing, a deposition or in court in response to a lawful subpoena in any litigation or proceeding involving Jostens. Jostens further agrees to reimburse you for any requested out-of-pocket expenses you incur in cooperation with the rendering of any assistance to Jostens pursuant to this paragraph.

         6. This Agreement shall be binding upon Jostens and any of its successors in interest and shall inure to the benefit of your heirs or successors. This Agreement contains the entire agreement and understanding of the parties and no representations have been made or relied upon by either party other than those that are expressly set forth herein. This Agreement may not be altered, modified or amended unless done in writing and signed by you and an officer of Jostens. In the event of your death, the salary continuation payments provided for in paragraph 2 (a) and (b) herein shall inure to the benefit of your heirs.

         7. Jostens, upon specific request, will provide legally appropriate references. Should you wish to have any additional information released by Jostens, you should request such in writing and agree to hold Jostens harmless for any such information transmitted on your behalf pursuant to your request.

         You acknowledge that you have been given up to twenty-one (21) days to consider this Agreement and have been advised and have had the opportunity to consult legal counsel of your own choosing concerning this Agreement and that you have entered into it of your own free will and without compulsion.

         You have the right to rescind that portion of this waiver and release which deals with charges or claims brought pursuant to the Minnesota Human Rights Act or the Age Discrimination and Employment Act within fifteen (15) days from the date you sign this Agreement. To be effective, this rescission must be in writing and hand delivered or mailed to Jostens, Inc. to the attention of Orville E. Fisher, Jr. within the fifteen (15) day period. If mailed, the recision must be post marked within the fifteen (15) day period, and be properly addressed to Jostens, Inc., 5501 Norman Center Drive, Minneapolis, Minnesota 55437, Attention: Orville E. Fisher, Jr. and sent by certified return receipt requested. Rescission of the release will result in cessation of all payments and benefits provided by Jostens pursuant hereto.

     If this Agreement and the conditions contained herein are agreeable to you, please sign and return this letter to me within twenty-one (21) days or as soon as possible, thereby noting your knowing and voluntary agreement.

     Sincerely,


     /s/ Robert C. Buhrmaster
     --------------------------
     Robert C. Buhrmaster
     President and CEO



AGREED AND APPROVED:

/s/ John L. Jones
-------------------------
John L. Jones

Dated:  November 11, 1996
        -----------------